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                                                                   EXHIBIT 23.11


                             Fuller, Tubb & Pomeroy
                                Attorneys at Law
                           800 Bank of Oklahoma Plaza
                           201 Robert S. Kerr Avenue
                            Oklahoma City, OK 73102

                                January 20, 1997

T.B. King, President
Dransfield China Paper Corporation
49 Strawberry Lane, Suite 200
Palos Verdes Peninsula, CA 90274

Dear Mr. King:

         The undersigned is named in the Form S-1 Registration Statement of Dransfield China Paper Corporation ("the Company"), a British Virgin
Islands corporation, which registration statement is to be filed with the Securities and Exchange Commission in connection with a proposed merger with Dransfield Paper Holdings Limited, a British Virgin Islands corporation, and a distribution by SuperCorp Inc., an Oklahoma corporation, of certain of the shares of Common Stock of the Company to the shareholders of SuperCorp Inc. The capacity in which the undersigned is named in such S-l Registration Statement is that of counsel to the Company and as a person who has given an opinion on tax and other legal matters concerning the registration or offering of the securities described therein.

         The undersigned hereby consents to being named in such S-1 Registration Statement in the capacity therein described and consents to the inclusion of his tax and legality opinion as an exhibit thereto.

                                        Sincerely,


                                        /s/ Thomas J. Kenan
                                        Thomas J. Kenan